Exhibit 10.26
Private & Confidential
Pádraig Ó Ríordáin
Craigmore
4 Temple Villas
Palmerston Road
Dublin D06 WN34

28 January 2020

Dear Pádraig,

Offer: Group Commerical Director & Chief Legal Officer

I am delighted to offer you the role of Group Commercial Director & Chief Legal Officer of Flutter Entertainment plc, reporting to me, Chief Executive Officer, Flutter Entertainment plc.

This role is based in Dublin and will commence on a start date in the second quarter of 2020 that will be agreed between us. The full terms of your employment are outlined in this Offer Letter and the Service Agreement enclosed with this offer letter.
1.Your annual base salary will be €650,000 (six hundred and fifty thousand euro) gross per annum, payable in twelve equal instalments.

2.Your service agreement will provide for 12 months’ notice by either party.

3.You will be eligible to participate in the Company’s discretionary Deferred Share Incentive Plan (“DSIP”) which provides for a total maximum annual bonus of 280% of basic salary. The measures and associated targets will be advised on an annual basis. Bonus eligibility will commence from your start date.

50% of any bonus awarded will be deferred into Flutter Entertainment plc shares which will vest, subject to the Company meeting a Group Revenue growth underpin which will be measured prior to each vest point. The deferred shares will vest in two equal tranches - 50% will vest 3 years from grant date and the remaining 50% will vest 4 years from grant date.

Any benefit awarded under this plan is entirely at the Company’s discretion and is dependent on the Company bonus plan rules in place at the time. You will only be eligible to receive a discretionary bonus if you are in the Company’s employment at the date of payment and have not given or received notice to terminate your employment. You have no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year. The Company has the right to withdraw or vary the bonus at any time.

4.You will be eligible to participate in the Flutter Entertainment plc Restricted Share Incentive (”RSI”) which will be granted under the Flutter Entertainment plc Restricted Share Plan (“RSP”) rules. Under this plan, you will receive a RSI award for 2020 equivalent to 90% of your base salary. This RSI award will be granted in March 2020 or as soon as reasonably practicable after the commencement of employment but subject to any restrictions on dealings in shares imposed under the Company’s dealing code or the
Flutter Entertainment plc is a public company limited by shares.
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.
Tel: +353 1 905 1000 | Fax: +353 1 905 1001 | www.flutter.com
Directors: G. McGann (Chairman), P. Jackson (Chief Executive Officer) (UK), J. Hill (Chief Financial Officer), J. Bolz (Germany), Z. Byng-Thorne (UK), M. Cawley, N. Cruickshank (UK), I. Dyson (UK), P. Rigby (UK), E. Timmons.
Registered in Dublin, Ireland no. 16956

restrictions on dealings in securities in the EU Market Abuse Regulation. The RSI will vest in October 2023 subject to you remaining in employment and not having given or received notice.
You have no contractual entitlement to receive an award and an award in any year does not give rise to any obligation on the Company to make an award in any subsequent or future year.
5.You will receive a grant of share options (“Award”) of 200% of your annual base salary under the rules of the RSP, on or as soon as reasonably practicable after the commencement of employment but subject to any restrictions on dealings in shares imposed under the Company’s dealing code or the restrictions on dealings in securities in the EU Market Abuse Regulation.

Your Award will be exercisable in three tranches - 50% on 15 December 2020, 25% on 15 December 2021, and 25% on 15 December 2022 (each a “Vest Date”) in accordance with the rules of the Plan, and subject to your remaining in employment with the Company until the relevant vest date for that tranche and not having given or received notice. In order for each tranche of the Award to vest your performance must be at a satisfactory level at the Vest Date, as determined by the Chief Executive Officer of Flutter Entertainment plc.

6.Peter Rigby, Chair of the Remuneration Committee and Gary McCann, Chairman have agreed in principle that, should you leave the company by way of retirement, with no less than 5 years' service with the company, any outstanding share awards that you hold will be given Good Leaver treatment.  Under this recommendation, long term incentive awards awards would be time pro-rated to your leave date and vest at the normal vesting date or upon expiry of any post-termination restrictions if these are still in place.  Deferred bonus shares would continue to vest at their normal vesting date or upon expiry of any post-termination restrictions if these are still in place.  For all share awards, any applicable performance measures or underpins would continue to apply.  This recommendation for share plan treatment in the event of your retirement will be taken to the Remuneration Committee for their approval and the outcome confirmed to you in writing.

To confirm, for this Good Leaver treatment to prevail, when you retire from the business it is expected that you will not take on any equivalent full time role at a competitor or other business.  If you do take on an equivalent full time role within 12 months of leaving the business any outstanding share awards that have not vested may be forfeited.

Notwithstanding anything to the contrary in this Offer Letter, the Service Agreement or otherwise, notice given by either party to terminate your employment at any time from 12 months preceding your completion of 5 years’ service shall have no effect on any award to which you would otherwise be due.

If you leave the business with less than 5 years' service then the treatment of your outstanding incentives will be subject to the relevant plan rules.  If you leave the business with 5 years or more service for reasons other than retirement then the treatment of your outstanding incentives will be subject to the relevant plan rules.

7.You will be required to acquire and retain shares with a market value of at least one times your base salary. This shareholding requirement can be built up over a 5 year period and the acquisition of these shares can be through the vesting of your share options/awards. You will be required to retain a minimum of 50% of post-tax vested awards until this shareholding requirement has been met. Your

Award as outlined in clause 5 will not be subject to the 50% post-tax retention policy. This Award can still count towards your holding requirement but you are not bound to retain this as with other awards.

8.You will be entitled to a pension contribution from the Company of 10% of base salary which may be paid into the Company pension scheme or taken as a cash supplement.

9.Flutter Entertainment plc offers uncapped annual leave to its employees in the UK and Ireland. You will be entitled to leave in line with the Company’s annual leave policy, in additional to standard Irish public holidays.

10.You will receive insurance benefits as provided to other Executives at your seniority, currently including private medical insurance for you and your dependents, life insurance and income protection. These benefits are provided subject to your age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums.
I attach in the Appendix an indicative table of how your package is expected to work in accordance with this Letter of Offer and Service Agreement (outside of retirement) for illustrative purposes.

I am delighted to make you the offer to join Flutter Entertainment plc at this exciting time in the Company’s evolution. To accept the offer please initial each page of both this offer letter and the Service Agreement enclosed and sign the Service Agreement. Please return hard copies to Alison Langleben, Reward Director at Flutter Entertainment plc, Waterfront, Hammersmith Embankment, London, W6 9HP. Please also return a scanned copy to Alison.Langleben@flutter.com.

If you have any queries please do not hesitate to let me know.

Yours sincerely,

/s/ Peter Jackson

Peter Jackson
Chief Executive Officer
Flutter Entertainment plc

APPENDIX

The table below shows the package offered, in summary form (on a gross basis) at both target and max. Any annual bonus payable in the first year of employment, together with associated DSIP awards, will be pro-rated to start date. The values of the share awards below are for illustrative purposes only. All bonus and share awards are discretionary and not guaranteed. The actual value of the share awards is not guaranteed and is dependent on the share price at the time of exercise, together with any performance conditions.  This summary assumes ongoing employment.